                                   EXHIBIT 3

December 18, 1995



Fortis Benefits Insurance Company
500 Bielenberg Drive
Woodbury, MN 55125

RE:   Variable Account C of Fortis Benefits Insurance Company
      Form S-6 Registration Statement For Fortis Last Survivor Policies

Dear Sirs:

This opinion in furnished in connection with the above filing as it relates to the offering of flexible premium survivorship variable life insurance policies ("Policies") by Fortis Benefits Insurance Company ("Fortis Benefits"). Fortis Benefits Variable Account C (the "Account") was established on March 13, 1986 by the board of directors of Fortis Benefits as a separate account for assets designated to support the Policies, pursuant to the provisions of Section 64A.14 of the Minnesota Statutes.

I have made such examination of the law and examined such corporate records and other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

1. Fortis Benefits has been duly organized under the laws of the State of Minnesota and is a validly existing corporation.

2. The Account is duly created and validly existing as a separate account pursuant to the above cited provisions of Minnesota law.

3. The portion of the assets to be held in the Account equal to the reserves and other liabilities under the Policies is not chargeable with liabilities arising out of the other business Fortis Benefits may conduct.

4. The Policies have been duly authorized by Fortis Benefits and when issued as contemplated by the Registration Statement, as amended, will constitute legal, validly issued and binding obligations of Fortis Benefits in accordance with their terms.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.

Sincerely,

/s/Douglas R. Lowe

Douglas R. Lowe
Vice President - Associate General Counsel

DRL:kmw